UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/10/2007

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

Acquisition of the Bannockburn Lake III Building

On September 10, 2007, Wells Real Estate Investment Trust II, Inc. (the "Registrant") purchased a three-story office building containing approximately 106,000 rentable square feet (the "Bannockburn Lake III Building") for approximately $20.2 million, exclusive of closing costs. The Bannockburn Lake III Building is located on an approximate 10.2-acre parcel of land at 2355 Waukegan Road, Bannockburn, Illinois. The Bannockburn Lake III Building was purchased from BRE Acquisitions V, LLC, which is not affiliated with the Registrant, its subsidiaries or Wells Capital, Inc. The acquisition was funded with net proceeds raised from the Registrant's ongoing public offering and proceeds from the Registrant's $400 million line of credit with Wachovia Bank, N.A.

The Bannockburn Lake III Building, which was completed in 1987, is entirely leased to TAP Pharmaceutical Products, Inc. ("TAP"). TAP is a joint venture between two global pharmaceutical companies, Abbott Laboratories and Takeda Pharmaceutical Company Limited. TAP develops and markets pharmaceutical products primarily for the United States. TAP reported a net worth, as of June 30, 2007, of approximately $366.4 million.

Based on the current condition of the Bannockburn Lake III Building, the Registrant does not believe it will be necessary to make significant renovations to the Bannockburn Lake III Building in the near term. Management of the Registrant believes that the Bannockburn Lake III Building is adequately insured.

Since the Bannockburn Lake III Building is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, management of the Registrant believes that the financial condition and results of operations of the tenant, TAP, is more relevant to investors than financial statements of the property acquired. Such summarized financial information for TAP is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(c)   Exhibits
      Exhibit No.      Description
      99.1                Summarized Tenant Financial Data

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: September 10, 2007	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President

Exhibit Index

Exhibit No.	Description
EX-99.1	Summarized Tenant Financial Data